                                                                    EXHIBIT 10.3

                              SOLECTRON CORPORATION

                      DAVID M. PURVIS EMPLOYMENT AGREEMENT

      This Agreement is made by and between Solectron Corporation (the "Company"), and David M. Purvis ("Executive") effective as of December 15, 2003 (the "Effective Date").

      1.    Duties and Scope of Employment.

            (a) Positions and Duties. Executive will serve as the Company's Executive Vice President, Engineering. Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's position within the Company, as will reasonably be assigned to Executive by the Company's Chief Executive Officer (the "CEO") or the CEO's designate. The period of Executive's employment under this Agreement is referred to herein as the Employment Term.

            (b) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO and the Board of Directors of the Company (the "Board"); provided, however, that Executive may, without the prior approval of the CEO and the Board, serve in any capacity with any civic, educational or charitable organization, provided such services do not interfere with Executive's obligations to Company.

      2. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such plans, policies and arrangements and terms may exist from time to time.

      3. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

      4.    Compensation.

            (a) Base Salary & Car Allowance. During the Employment Term, the Company will pay Executive an annual salary of $420,000 as compensation for his services (the "Base Salary"). The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices, but in all events will not be less frequent than once per month.

Executive's Base Salary will be subject to review and adjustments will be made based upon the Company's normal performance review practices.

            (b)   Bonuses.

                  (i) Relocation Bonus. Executive will receive a bonus as the result of executing this Agreement in the gross amount of $200,000 (the "RELOCATION BONUS") to be paid within thirty (30) days of the Effective Date. If, before the third annual anniversary of the Effective Date, the Executive's employment is terminated by the Company for Cause (as defined below), or by the Executive without Good Reason (as defined below), the Executive shall be required to repay the amount of such RELOCATION BONUS to the Company in full within 30 days following such termination date.

                  (ii) Annual Bonus. Executive's annual target bonus (pre-tax) will be 120% of his Base Salary ("TARGET BONUS") with an annual maximum bonus of 200% of his annual Base Salary. Executive's annual bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the "COMMITTEE"). Notwithstanding anything in the foregoing to the contrary, Executive's annual bonus (pre-tax) for his first year of employment will be guaranteed to equal at least $504,000, and shall be determined in accordance with the following two sentences. For purposes of the Company's fiscal year ending August 27, 2004, the Executive shall receive a pro rata annual bonus equal to (x) the greater of (i) $504,000 or (ii) the full year actual annual bonus computed under the incentive compensation plan approved by the COMMITTEE, multiplied by (y) a fraction, the numerator of which is the number of days between and including the Effective Date and August 27, 2004 and the denominator of which is 364 (the "Fiscal 2004 Fraction"). For purposes of the Company's fiscal year ending August 26, 2005, the Executive shall receive an annual bonus equal to the greater of (x) (i) $504,000 multiplied by the difference between 1 and the Fiscal 2004 Fraction (the "Fiscal 2005 Fraction") plus (ii) the actual full year annual bonus (if any) multiplied by the difference between 1 and the Fiscal 2005 Fraction or (y) the actual full year annual bonus computed under the incentive compensation plan approved by the COMMITTEE. Subject to the above, Executive may participate in any bonus plan or similar arrangement the Company may have in place that are applicable to other senior executives of the Company, on such terms and conditions as the Committee may determine from time to time in its discretion.

            (c)   Stock Options.

                  (i) Non-Qualified Stock Option. On the Effective Date, Executive will be granted (conditioned upon execution of this Agreement) a non-statutory stock option to purchase 400,000 shares of the Company's Common Stock (the "COMMON STOCK") at an exercise price equal to the fair market value per share as of the close of trading on the New York Stock Exchange on the date of grant (the "OPTION"). The Option will vest as to 1/48th of the shares subject to the Option upon the Executive's completion of each full month of Service (as defined below) over the forty-eight (48)-month period measured from the date of grant. Notwithstanding anything in the foregoing to the contrary, the Shares subject to the Option shall become fully vested upon the occurrence of a Change in Control. The Option may be granted from one of the Company's stock option plans or pursuant to a stand-alone stock option agreement, or a combination of both. As a result, the Option will be subject to the terms, definitions and provisions of the Company's stock option plan under which it is granted, if any, (the "OPTION PLAN") and the stock option agreement by and between Executive and the Company (the "OPTION AGREEMENT"), both of which documents are incorporated herein by reference; provided, however, that the terms and provisions of the Option Agreement shall be substantially the same as if the portion of the Option represented by such Option Agreement had been granted under the Option Plan. The Company shall take such actions as are necessary to register the shares relating to such Options under the applicable securities laws on or before the date such Options become exercisable.

            (b) Restricted Stock. Immediately upon the commencement of employment, the Company will issue Executive a thirty day option to purchase 250,000 shares of Common Stock at a purchase price of $0.001 per share (the "RESTRICTED STOCK"). In the event Executive's SERVICE (as defined below) terminates for any reason, and subject to the provisions of this Agreement, the Company will have the right to repurchase the Restricted Stock at $0.001 per share (the "REPURCHASE RIGHT") as and to the extent set forth herein and in the restricted stock agreement by and between Executive and the Company (the "RESTRICTED STOCK AGREEMENT"), which is hereby incorporated by reference. Subject to the accelerated vesting provisions set forth in the RESTRICTED STOCK AGREEMENT, all of the Restricted Stock will vest and be released from the Company's Repurchase Right upon the Executive's continuation in SERVICE through the fifth anniversary of the commencement of Executive's employment with the Company. Notwithstanding anything in the foregoing to the contrary, all of the Restricted Stock will vest and be released from the Company's Repurchase Right in the event the Company terminates Executive without "Cause" (as defined below).

            (c) Future Option Grants. Executive acknowledges that the next scheduled equity award date for all senior executives is September 2005, but the COMMITTEE is not precluded from making earlier awards if it chooses to do so in its sole discretion. The COMMITTEE will determine in its discretion whether Executive will be granted any option or options and the terms of any such option or options in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

            (d) Other Benefits. Executive will be provided with a monthly car allowance of $500.00, which will be paid in the second paycheck of each month. In addition, Executive will be eligible to participate in Company's other executive benefits programs as and to the extent they are in effect for the Company's other senior executives from time to time.

      5.    Severance.

            (a) Involuntary Termination other than for Cause, Death or Disability Prior to a Change of Control or After Eighteen Months Following a Change of Control. If the Company terminates Executive's employment with the Company without Executive's consent and for a reason other than Cause, Executive becoming Disabled or Executive's death, any of which occur prior to a Change of Control, or after eighteen (18) months following a Change of Control, and provided that Executive signs and delivers to the Company a separation agreement and release of claims in a form satisfactory to the Company (including non-solicitation, non-disparagement, and non-competition provisions covering 24 months post-termination), then promptly following such termination of employment, or, if later, the effective date of the separation agreement and release of claims, then Executive will receive (in addition to all accrued salary, vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company's then existing employee benefit plans, policies and arrangements, and such other compensation or benefits from the Company as may be required by law (for example, "COBRA" coverage under Section 4980B of the Internal Revenue Code of 1986, as amended) the following severance from the Company, conditional upon Executive's compliance with the terms and conditions of this Agreement and of the separation agreement and release of claims:

                  (i) Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive's Base Salary rate, as then in effect, and Executive's target bonus for the year of termination, for a period of twelve (12) months plus one additional month for every full year Executive has been employed with the Company as of the date of such termination, not to exceed twenty-four (24) months (the "Severance Payment Period"), from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; provided, however, that if during the Severance Payment Period Executive engages in Competition (as defined below) or breaches the Non-Solicitation covenants set forth in this Agreement or in the separation agreement, Executive shall not be entitled to such severance payments, all severance payments pursuant to this subsection will immediately cease, and Executive shall be obligated to return to Company any severance payments received by Executive at any time after Executive has engaged in Competition or has breached the Non-Solicitation covenants.

                  (ii) Continued Employee Benefits. Executive will receive Company-paid coverage during the Severance Payment Period for Executive and Executive's eligible dependents under the Company's Benefit Plans; provided, however, that if during the Severance Payment Period Executive engages in Competition or breaches the Non-Solicitation covenants set forth in this Agreement or in the separation agreement, Executive shall not be entitled to such Company-paid coverage, all Company-paid coverage pursuant to this subsection will immediately cease, and Executive shall be obligated to repay to Company the cost of such Company-paid coverage received by Executive at any time after Executive has engaged in Competition or has breached the Non-Solicitation covenants.

            (b) Involuntary Termination other than for Cause, Death or Disability, or Termination by Executive for Good Reason, within Eighteen Months of a Change of Control. If within eighteen (18) months following a Change of Control (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive's employment for other than Cause, and provided that Executive signs and delivers to the Company a separation agreement and release of claims in a form satisfactory to the Company (including non-solicitation, non-disparagement, and non-competition provisions covering 18 months post-termination), then promptly following such termination of employment, or, if later, the effective date of the separation agreement and release of claims, then Executive will receive (in addition to all accrued salary, vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company's then existing employee benefit plans, policies and arrangements, and such other compensation or benefits from the Company as may be required by law (for example, "COBRA" coverage under Section 4980B of the Internal Revenue Code of 1986, as amended) the following severance from the Company, conditional upon Executive's compliance with the terms and conditions of this Agreement and of the separation agreement and release of claims:

                  (i) Severance Payment. For a period of eighteen (18) months following Executive's termination of employment (the "Change of Control Severance Payment Period"), Executive will be paid continuing payments of severance pay equal to Executive's average Base Salary rate for the two years prior to such termination, and Executive's average annual target bonus for the two years prior to such termination, to be paid in equal installments periodically in accordance with the Company's normal payroll practices; provided, however, that if Executive has been employed for less than two years prior to such termination, for a period of eighteen (18) months following such termination under this subparagraph (b), Executive will be paid continuing payments of severance pay equal to Executive's average Base Salary rate for the period Executive was actually employed with the Company, and Executive's average annual target bonus for the period Executive was actually employed with the Company, to be paid in equal installments periodically in accordance with the Company's normal payroll practices; provided, however, that in the event Executive engages in Competition or breaches the Non-Solicitation covenants set forth in this Agreement or in the separation agreement during the twenty-four month period following such termination, Executive shall not be entitled to such severance payments, all severance payments pursuant to this subsection will immediately cease, and Executive shall be obligated to return to Company any severance payments received by Executive at any time after Executive has engaged in Competition or has breached the Non-Solicitation covenants.

                  (ii) Options. Executive will be entitled to continue vesting for twelve (12) months following the date of such termination with respect to any Company stock options (whether granted to Executive on, before or after the date of this Agreement); provided, however, that all Company stock options will immediately cease vesting if Executive engages in Competition or breaches the covenants in Section 12 or in the separation agreement during such 12-month period. Additionally, Executive will have a period of one year and ninety days
(90) following such termination of employment (the "Post-Termination Exercise Period") to exercise Executive's vested Company stock options (whether granted on, before or after the date of this Agreement), but in no event beyond the original maximum term of the option; provided, however, that all Company stock options will immediately terminate and Executive will have no further rights with respect to such options in the event Executive engages in Competition or breaches the covenants in Section 12 or in the separation agreement during such Post-Termination Exercise Period.

                  (iii) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of thirty-six (36) months for Executive and Executive's eligible dependents under the Company's Benefit Plans; provided, however, that if during the Change of Control Severance Payment Period Executive engages in Competition or breaches the Non-Solicitation covenants set forth in this Agreement or in the separation agreement, Executive shall not be entitled to such Company-paid coverage, all Company-paid coverage pursuant to this subsection will immediately cease, and Executive shall be obligated to repay to Company the cost of such Company-paid coverage received by Executive at any time after Executive has engaged in Competition or has breached the Non-Solicitation covenants.

            (c) Other Terminations. If Executive voluntarily terminates Executive's employment with the Company (other than for Good Reason within eighteen (18) months of a Change of Control) or if the Company terminates Executive employment with the Company for Cause, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options or release from the Company's Repurchase Rights regarding the Restricted Stock) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, "COBRA" coverage under Section 4980B of the Code).

            (d) Termination due to Death or Disability. If Executive's employment with the Company is terminated due to Executive's death or Executive's becoming Disabled, then Executive or Executive's estate (as the case may be) will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, (iii) receive the severance payments and Employee Benefits as set forth in subparagraph (a) or (b) of this Section, whichever is applicable depending upon the occurrence of a Change of Control event, and (iv) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, "COBRA" coverage under Section 4980B of the Code).

      6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

            (a) Benefit Plans. "Benefit Plans" means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment. Notwithstanding any contrary provision of this
Section 7, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump sum payment sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

            (b) Cause. "Cause" means (i) a willful failure by Executive to substantially perform Executive's duties as an employee, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment,
(ii) a willful act by Executive that constitutes gross misconduct and that is, or poses the potential to be, injurious to the Company, (iii) circumstances where Executive willfully imparts material confidential information relating to the Company or its business to competitors, or to other third parties other than in the course of properly carrying out Executive's duties, (iv) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company or (v) Executive's conviction or plea of guilty or no contest to a felony. No act or failure to act by Executive will be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

            (c) Change of Control. "Change of Control" means the occurrence of any of the following:

                  (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

                  (ii) any person or group of persons becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities;

                  (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

                  (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

            (d) Competition. "Competition" will mean Executive's direct or indirect engagement in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or ownership interest in or participation in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company.

            (e) Disability. "Disability" will mean that Executive has been unable to perform the principal functions of Executive's duties due to a physical or mental impairment, but only if such inability has lasted, or is reasonably expected to last, for at least six months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

            (f)   Good Reason. "Good Reason" means (without Executive's consent)
(i) a material reduction in Executive's title, authority, status, or responsibilities, (ii) a material breach by the Company of its obligations under this Agreement, or (iii) a relocation of Executive's principal place of employment by more than twenty five (25) miles. With respect to a termination of employment that occurs during the six (6) month period immediately following a Change of Control, clause (i) of the preceding sentence will be applied by replacing the word "reduction" with the word "change."

            (g) Service. For purposes of this Agreement, "SERVICE" means the performance of services by Executive as an officer, employee, consultant or board member of the Company or any parent or subsidiary corporation (as such terms are defined in Sections 424(e) and (f) of the Internal Revenue Code).

      7.    Successors.

            (a) The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will be obligated to assume and perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" will include any successor to the Company's business and/or assets which become bound by the terms of this Agreement by operation of law.

            (b) Executive's Successors. The terms of this Agreement and all vested rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      8. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) business day after being sent by a well established commercial overnight service, or (iii) four (4) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

      If to the Company:

      Solectron Corporation
      847 Gibraltar Drive, Bldg. 5
      Milpitas, CA 95035

      Attn: Chairman, Compensation Committee of the Board of Directors

      cc:      Chief Legal Counsel
               Solectron Corporation
               847 Gibraltar Drive, Bldg. 5
               Milpitas, CA 95035

      If to Executive:

      David M. Purvis

      at the last residential address of Executive known by the Company.

      9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in force and shall be interpreted and modified as necessary to give best effect to the intentions of the parties as expressed in the text of this Agreement to the fullest extent permissible under applicable law.

      10. Non-Solicitation. For a period beginning on the Effective Date and ending one year after the Executive ceases to be employed by the Company or, if longer, upon the completion of the Severance Payment Period if Executive is entitled to more than twelve months of severance payments under Section 5(a), or the Change of Control Severance Payment Period if Executive is entitled to receive more than twelve months of severance payments under Section 5(b), Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not solicit, induce or influence any person to leave employment with the Company; or (ii) not directly or indirectly solicit business from any of the Company's customers on behalf of any business that directly competes with the principal business of the Company.

      11. Entire Agreement. This Agreement, together with the PROPRIETARY INFORMATION AGREEMENT which Executive is required to enter into as a condition to the effectiveness of this Agreement, and the other agreements referenced herein (the OPTION AGREEMENT, RESTRICTED STOCK AGREEMENT) constitute the entire agreement of the parties with respect to the subject matters thereof, and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matters of such Agreements. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically state that they are intended to supersede this Agreement.

      12.   Arbitration.

            (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise, or the termination of Executive's service with the Company, including any alleged breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure
Section 1280 through 1294.2, including Section 1283.05 (the "CCP Rules") and pursuant to California law. Such disputes which Executive hereby agrees to arbitrate, and as to which Executive accordingly hereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

            (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the "AAA Rules"). The arbitration proceedings will allow for discovery according to the rules set forth in the CCP Rules and the AAA Rules. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the AAA Rules and that to the extent that the provisions of the CCP Rules conflict with the AAA Rules, the CCP Rules will take precedence.

            (c) Remedy. Except as provided by the CCP Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the CCP Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding anything in the CCP Rules or the AAA Rules, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

            (d) Availability of Injunctive Relief. In addition to the right under the CCP Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code Section 2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

            (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

            (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive acknowledges and agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

      13. No Oral Modification, Cancellation or Discharge. This Agreement may be changed, amended, modified, waived or discharged (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) only by a writing signed by Executive and a duly authorized Officer of the Company and which specifically states that it is intended to alter this Agreement.

      14. Waiver of Breach. The waiver of any particular breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other, previous, or subsequent breach of this Agreement.

      15. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      16. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

      17. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

      18. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive's private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      19. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

         EXECUTIVE

          /s/ David M. Purvis                           Date:    Feb 2, 2004
          -------------------------------------------
         David M. Purvis

         SOLECTRON CORPORATION

          /s/ Michael Cannon                            Date:    2 Feb 2004
          -------------------------------------------
         Michael Cannon
         President, Chief Executive Officer